Exhibit 99.1

NEWS Release 12:00PM Dec 26, 2013 DRAFT NOT FOR IMMEDIATE RELEASE

Investor Contacts:

Doug Wilburne– 401-457-2288

Justin Bourdon – 401-457-2288

Media Contact:

David Sylvestre– 401-457-2362 or 401-640-6719

Textron to Acquire Beechcraft—Significantly Expands General Aviation Business with Addition of Beechcraft Products and Services

Providence, Rhode Island — December 26, 2013 — Textron Inc (NYSE: TXT) today announced that it has reached agreement to purchase all outstanding equity interests in Beech Holdings, LLC, the parent of Beechcraft Corporation, for approximately $1.4 billion in cash.

Beechcraft Corporation, with estimated 2013 revenues of $1.8 billion, is a leading manufacturer of business, special mission, light attack and trainer aircraft. With more than 36,000 aircraft in service, Beechcraft supports its installed base of Hawker business jets, King Air turbo props and Beechcraft airplanes with an extensive global network of company-owned and authorized service centers.

The acquisition of Beechcraft is a tremendous opportunity to extend our general aviation business,” said Textron Chairman and CEO Scott C. Donnelly.  “From our customers’ perspective, this creates a  broader selection of aircraft and a larger service footprint— all sharing the same high standards of quality and innovation.  The iconic King Air product line perfectly complements our Caravan and Citation jet line-up and our combined global service network will deliver the superior level of services expected by our Cessna, Beechcraft and Hawker customers.

Bill Boisture, CEO of Beechcraft, said “This transaction represents an important step forward in the evolution of Beechcraft’s business. The team at Beechcraft has worked tirelessly to strengthen our core business and to maintain our position as a leader in a highly competitive environment. Textron’s experience in the industry and its willingness to invest in and maintain the iconic Beechcraft brand make it an ideal parent company, one that will help us continue to satisfy our customers and meet our business objectives at a faster pace.”

Textron plans to finance the purchase of the equity as well as cash required for the repayment of Beechcraft’s working capital debt through a combination of available cash and up to $1.1 billion in new debt.  Holders representing equity interests in Beech Holdings sufficient to approve the transaction have delivered proxies authorizing written consents in favor of the transaction. The transaction is expected to close during the first half of next year, subject to customary closing conditions, including regulatory approvals.

J.P. Morgan served as exclusive financial adviser to Textron and is providing committed financing in connection with the acquisition.

Conference Call

Textron will host a conference call Friday, December 27, 2013 at 8:30 a.m. (Eastern) to discuss the Beech Holdings acquisition. The call will be available via webcast at www.textron.com or by direct dial at (877) 260-8900 in the U.S. or (612) 332-1210 outside of the U.S. (request the Textron Conference Call).   Replay of the call is scheduled to begin on December 27 at 10:30 a.m. (Eastern), and is accessible by calling (320) 365-3844, Access Code 314378.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

About Beechcraft

Beechcraft designs, builds and supports versatile and globally renowned aircraft, including the King Air turboprops, piston-engine Baron and Bonanza, and the T-6 trainer and AT-6 light attack military aircraft. Its 5,400 highly skilled employees are focused on continuously improving the company’s products and services which are sold to individuals, businesses and governments worldwide. In business since 1932, Beechcraft has built more than 54,000 aircraft and more than 36,000 continue flying today. It leads the industry with a global network of more than 90 factory-owned and authorized service centers. The company’s headquarters and major manufacturing facilities are located in Wichita, Kan. For more information, visit www.beechcraft.com .

About Cessna

Cessna is the world’s leading general aviation company. Since its inception in 1927, Cessna has designed, produced and delivered nearly 200,000 airplanes around the globe. This includes 6,500 Citation business jets, making it the largest fleet of business jets in the world. Today, Cessna has two principal lines of business: aircraft sales and aftermarket services.  Aircraft sales include Citation business jets, Caravan single-engine utility turboprops, single-engine piston aircraft and lift solutions by CitationAir. Aftermarket services include parts, maintenance, inspection and repair services. In 2012, Cessna delivered 571 aircraft, including 181 Citation business jets, and reported revenues of $3.111 billion. More information about Cessna Aircraft Company is available at www.cessna.com.

Certain statements in this press release may project revenues or describe strategies, goals, outlook or other non-historical matters; these forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update them. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the  merger agreement; the inability to complete the transaction due to the failure to receive required regulatory or other approvals or to satisfy other conditions;  difficulties or unanticipated expenses in connection with the consummation of the acquisition; the risk that the transaction disrupts current plans and operations; difficulty or unanticipated expenses in connection with integrating Beech into Textron; the risk that the acquisition does not perform as planned, including the risk that Beech will not achieve revenue projections; the failure to achieve anticipated synergies and opportunities; and potential difficulties in employee retention following the closing of the transaction.